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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 15, 2001
Date of Report
(Date of earliest event reported)

Click2learn, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0024289	91-1276003
(Commission File No.)	(IRS Employer Identification Number)

110-110th Avenue NE
Bellevue, Washington 98004
(Address of Principal Executive Offices)

(425) 462-0501
(Registrant's Telephone Number, Including Area Code)

Item 5. OTHER EVENTS

    On November 15, 2001, Click2learn, Inc. ("Click2learn") entered into a purchase agreement (the "Purchase Agreement") with certain accredited investors (the "Investors") pursuant to which the Investors purchased 2,740,000 shares of common stock ("Shares") of Click2learn at $2.50 per share (the "Purchase Price") in a private placement transaction. The Investors also received warrants to purchase 1,370,000 shares of common stock at an exercise price of $4.00 per share (the "Warrants"). As part of the financing, Click2learn agreed to prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 (the "Registration Statement") with respect to the resale of the common stock (including those shares underlying the Warrants) purchased by the Investors (the "Registration Rights Agreement").

    The Purchase Agreement provides that if, during the period subsequent to closing and prior to the effective date of the Registration Statement, Click2learn issues or agrees to issue, shares of common stock or common stock equivalents at a price per share less than $2.50 (subject to customary exceptions to anti-dilution covenants generally), each Investor will be entitled to receive additional shares of common stock equal to (1) the number of shares that would have been issued to such Investor on the closing date at the lower price minus (2) the number of common shares actually issued to the Investor on the closing date ("Additional Shares"). However, Click2learn will not be required to issue, in the aggregate, Additional Shares that when added to the number of shares of common stock issued at the closing would equal more than 19.99% of the common stock outstanding on November 15, 2001. If an adjustment would result in shares to be issued in excess of such 19.99% threshold, Click2learn will instead issue to the Investors only such number of Additional Shares as will not, when aggregated with the shares issued at closing, exceed 19.99% and will pay in cash to the Investors an amount equal to the lower price multiplied by the difference between the shares actually issued pursuant to the 19.99% cap and the number of remaining Additional Shares due.

    Pursuant to the Registration Rights Agreement, if the Registration Statement is not filed with the SEC or declared effective by the SEC on or prior to the stated deadlines, or if the Registration Statement is filed and declared effective but thereafter is unavailable for use for certain periods of time for the resale of the securities included therein (each, a "Registration Default"), Click2learn will issue to each Investor additional shares of common stock equal to 5% of the shares of common stock purchased by the Investor under the Purchase Agreement. Further, for each month following the occurrence of such a default, Click2learn will issue to each Investor additional shares of common stock equal to 2% of the shares of common stock purchased by the stockholder pursuant to the Purchase Agreement. If Click2learn does not have a sufficient number of shares of common stock authorized and available to pay such Registration Default penalties, Click2learn will issue to the Investors that number of shares of common stock authorized and available for issuance (to be distributed pro rata among the Purchasers) and pay to the Investors an amount in cash equal to the difference between (x) the number of shares of common stock due pursuant to the Registration Default and (y) the number of shares of common stock otherwise authorized and available for issuance multiplied by $2.50.

    The number of shares issuable upon exercise of the Warrants and the exercise price thereof is subject to adjustment for stock splits and similar transactions, as well as on a full ratchet basis in the event of certain dilutive financings during the year following the closing and thereafter, during the seven year term, on a weighted average basis, in each case, subject to customary exceptions.

    The foregoing summary is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 4.1, the Registration Rights Agreement, which is attached hereto as Exhibit 4.2, and the Form of Warrant to purchase Common Stock, which is attached hereto as Exhibit 4.3, each of which are incorporated by reference herein.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

  (c)
  EXHIBITS.

4.1	Purchase Agreement between and among Click2learn, Inc. and the parties listed on Exhibit A thereto, dated as of November 15, 2001.
4.2	Registration Rights Agreement between and among Click2learn, Inc. and the parties listed on Exhibit A thereto, dated as of November 15, 2001.
4.3	Form of Warrant to purchase Common Stock.
99.1	Click2learn, Inc. press release dated November 2l, 2001.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2l, 2001
Click2learn, Inc
	By:	/s/ JOHN D. ATHERLY
	Name:	John D. Atherly
	Title:	Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Purchase Agreement dated as of November 15, 2001.
4.2	Registration Rights Agreement dated as of November 15, 2001.
4.3	Form of Warrant to purchase Common Stock.
99.1	Click2learn, Inc. press release dated November 2l, 2001.

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SIGNATURES
EXHIBIT INDEX